Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF

CAESARS ENTERTAINMENT, INC.

Caesars Entertainment, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.    This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on July 20, 2020 (the “Certificate of Incorporation”).

2.    Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The Corporation is authorized to issue five hundred million (500,000,000) shares of Common Stock having a par value of $0.00001 per share (hereinafter referred to as “Common Stock”). Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders of the Corporation for their vote.

The Corporation is further authorized to issue 150,000,000 shares of Preferred Stock at par value of $0.00001 per share. The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

3.    This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 17th day of June, 2021.

CAESARS ENTERTAINMENT, INC.

By	/s/ Edmund Quatmann, Jr.
Name: Edmund Quatmann, Jr.
Title: Chief Legal Officer, Executive Vice President and Secretary